Exhibit 99.1

FOR IMMEDIATE RELEASE

SPECIAL COMMITTEE OF FUSHI COPPERWELD, INC. ANNOUNCES RECEIPT OF REVISED 'GOING PRIVATE' PROPOSAL AT $9.25 PER SHARE

BEIJING, November 21, 2011 -- The Special Committee of the Board of Directors of Fushi Copperweld, Inc. ("Fushi" or the "Company") (Nasdaq: FSIN) today announced that it has received a revised proposal from its Chairman and Co-Chief Executive Officer, Mr. Li Fu and Abax Global Capital (Hong Kong) Limited on behalf of funds managed by it and its affiliates ("Abax"), for Mr. Fu and Abax to acquire all of the outstanding shares of Common Stock of Fushi not currently owned by Mr. Fu and his affiliates in a going private transaction for $9.25 per share in cash, subject to certain conditions.

The Special Committee noted that the revised proposal is lower than the $11.50 per share in cash proposal previously submitted by Mr. Fu and Abax, does not contain customary financing commitments and is still highly conditional.  For several months the Special Committee of Fushi’s Board of Directors has been actively engaged with Mr. Fu and Abax and their advisors regarding their $11.50 per share proposal, and has been considering a number of other strategic alternatives to maximize value for all Fushi shareholders that are not participating in the Fu/Abax buyout proposal, including, among other things, a potential sale of the Company or remaining an independent public company.

Consistent with its fiduciary duties, the Special Committee, in consultation with its independent legal and financial advisors, will carefully review the revised proposal from Mr. Fu and Abax to determine the course of action that it believes is in the best interests of the Company and all Fushi shareholders that are not participating in the Fu/Abax proposal.  The Special Committee intends to notify shareholders of its position regarding the revised proposal in due course.

BoA Merrill Lynch is serving as the financial advisor to the Special Committee of Fushi Copperweld’s Board of Directors and Gibson, Dunn & Crutcher LLP is serving as legal counsel.

About Fushi Copperweld

Fushi Copperweld, Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications. With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Contacts:

Investors:

Nathan J. Anderson
VP/Corporate Development, Fushi Copperweld, Inc.
+1.931.433.0482
IR@fushicopperweld.com

Media:

Matt Sherman / Jamie Moser / Averell Withers
Joele Frank, Wilkinson Brimmer Katcher
+1-212-355-4449